Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:
Brad Cohen
ICR, LLC
330/463-6865
http://www.joann.com

Public Relations Contact:
Lisa Greb
Director, Public Relations
Jo-Ann Stores, Inc.
330/463-3442

JO-ANN STORES ANNOUNCES RESULTS FOR SECOND QUARTER

Same-store-sales increase of 3.3%
Earnings per share improve by $0.29
Company increases fiscal 2009 expectations

HUDSON, OH – August 27, 2008 — Jo-Ann Stores, Inc. (NYSE: JAS) today announced financial results for its fiscal 2009 second quarter ended August 2, 2008. Net loss for the quarter was $11.7 million, or ($0.47) per share, versus a net loss of $18.4 million, or ($0.76) per share in fiscal 2008.

Net sales for the second quarter increased 3.7% to $403.0 million from $388.5 million in the prior year. Same-store sales increased 3.3% compared with a 7.0% increase for the same period last year.

Large-format stores net sales for the quarter increased 3.1% to $209.0 million from $202.8 million last year. Same-store sales for large-format stores increased 2.3%, compared with an increase of 9.2% for the same period last year. Small-format stores net sales for the quarter increased 0.6% to $186.9 million from $185.7 million last year. Same-store sales performance for small-format stores increased 4.4% compared with an increase of 4.8% for the same period last year.

Net sales for the six-month period ended August 2, 2008 were $849.1 million versus $812.7 million in the prior year. Same-store sales increased 3.9% for the six-month period compared with a 4.2% increase for the same period last year.

Large-format stores net sales for the six-month period increased 4.1% to $439.2 million from $422.1 million last year. Same-store sales for large-format stores increased 2.8%, versus a 5.9% increase in the prior year. Small-format stores net sales for the six-month period increased 1.0% to $394.6 million from $390.6 million last year. Same-store sales performance for small-format stores increased 5.2% versus a 2.7% increase in the prior year.

“I am proud of our team for delivering another quarter of significant earnings improvement in this challenging economic environment. Our balance sheet continues to grow stronger each quarter, with improving cash flow, lower inventory levels, and reductions in debt. While the economic environment remains uncertain, I am confident that by continuing to revitalize our stores, while keeping a tight focus on expenses and inventories, we will not only weather this economic downturn, but strengthen our competitive position in both crafts and sewing,” said Darrell Webb, chairman, president and chief executive officer.

Operating Results

Gross margins for the second quarter increased approximately 190 basis points to 47.6% from 45.7% in the second quarter of the prior year, due to lower sales of clearance merchandise.

Selling, general and administrative expenses for the quarter increased to $191.6 million from $188.1 million last year. Selling, general and administrative expenses improved by approximately 90 basis points to 47.5% of net sales from 48.4% in the second quarter of the prior year due to expense leverage from the increase in sales as well as continued cost control efforts.

Operating loss for the second quarter was $16.5 million versus a $26.2 million operating loss for the prior year’s second quarter.

Store Openings, Closings and Remodels

During the second quarter of fiscal 2009, the company opened three large-format stores and closed one large-format store and six small-format stores. Year-to-date, the company has opened a total of three large-format stores and closed two large-format stores and seven small-format stores. For fiscal 2009, the company expects to open 21 new stores and close approximately 30 stores.

During the second quarter of fiscal 2009, the company remodeled 11 stores. Year-to-date, the company remodeled 22 stores, of which four were transitioned from a small-format to a large-format layout. The company expects to remodel approximately 30 stores during the year, of which five are expected to transition from a small-format to a large-format layout.

Fiscal 2009 Outlook

The company is updating its previously announced outlook for fiscal 2009. Based upon the company’s first half results, management’s operating assumptions for the remainder of the year, continued implementation of Jo-Ann Stores’ strategic growth plans and current uncertain economic conditions, the company expects year-over-year improvement in its performance in fiscal 2009. The key considerations underlying the company’s outlook for fiscal 2009 include:

•	Same-store sales growth of 2.0% to 3.5% for the year;

•	Gross margin rate improvement for the year;

•	Selling, general and administrative expense leverage improvement as a percentage of net sales for the year;

•	Capital expenditures for the full year of approximately $60 million;

•	Earnings per diluted share in the range of $0.95 to $1.05 for the year versus the previously announced range of $0.75 to $0.85;

•	Weighted-average diluted share count of approximately 25.5 million shares for the year.

Conference Call on the Web

Investors will have the opportunity to listen to the second quarter earnings conference call at 4:30 p.m. ET today. The call can be accessed via the Internet through Streetevents at http://www.streetevents.com and on our website at http://www.joann.com (go to the bottom of our home page and click on “Investor Relations,” then click on the Conference Call icon). To listen to the live call, please go to the website at least ten minutes before the call begins to register, and download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. The replay may be accessed at http://www.joann.com and at http://www.streetevents.com or by phone at 800-642-1687, conference ID # 59755496.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 201 large-format stores and 567 small-format stores.

This press release contains forward-looking statements that are subject to certain risks and uncertainties. Our actual results, performance or achievements may differ materially from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, changes in customer demand, changes in trends in the fabric and craft industry, seasonality, failure to manage new store growth and the store transition strategy, the availability of merchandise, changes in the competitive pricing for products, the impact of competitors’ store openings and closings, longer-term unseasonable weather or widespread severe weather, our ability to effectively manage our distribution network, our ability to recruit and retain highly qualified personnel, our ability to sell-through our inventory at acceptable prices, energy costs, increases in transportation costs, our indebtedness and limits on obtaining additional financing, failure to maintain the security of our electronic and other confidential information, failure to comply with various laws and regulations, consumer confidence and debt levels, and other capital market and geo-political conditions. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the company’s Securities and Exchange Commission filings
(tables to follow)

JO-ANN STORES, INC.
Consolidated Statements of Operations
(Unaudited)

	Thirteen Weeks Ended		Twenty -Six Weeks Ended
	August 2,	August 4,	August 2,	August 4,
	2008	2007	2008	2007
(Dollars in millions, except per share data)
Net sales	$403.0	$388.5	$849.1	$812.7
Cost of sales	211.2	211.1	450.5	434.7

Gross margin	191.8	177.4	398.6	378.0
Selling, general and administrative expenses	191.6	188.1	376.1	373.6
Store pre-opening and closing costs	3.5	2.7	5.3	5.1
Depreciation and amortization	13.2	12.8	26.3	25.4

Operating loss	(16.5)	(26.2)	(9.1)	(26.1)
Interest expense, net	2.2	2.7	4.6	5.4

Loss before income taxes	(18.7)	(28.9)	(13.7)	(31.5)
Income tax benefit	(7.0)	(10.5)	(5.0)	(11.4)

Net loss	$(11.7)	$(18.4)	$(8.7)	$(20.1)

Loss per common share – basic:	(0.47)	(0.76)	(0.35)	(0.83)
Loss per common share – diluted:	(0.47)	(0.76)	(0.35)	(0.83)
Weighted average shares outstanding (in thousands):
Basic	24,794	24,346	24,668	24,175

Diluted	24,794	24,346	24,668	24,175

OTHER INFORMATION
Number of stores open at period end:
Small-format stores			567	595
Large-format stores			201	194

			768	789

Square footage at period end (000’s):
Small-format stores			8,263	8,719
Large-format stores			7,603	7,427

			15,866	16,146

Average square footage per store:
Small-format stores			14,573	14,654

Large-format stores			37,826	38,284

JO-ANN STORES, INC.
Condensed Consolidated Balance Sheets

	(Unaudited)
	August 2,	August 4,	February 2,
	2008	2007	2008
(Dollars in millions)
Assets
Current assets:
Cash and cash equivalents	$41.2	$16.7	$25.4
Inventories	472.6	507.9	472.2
Deferred income taxes	25.6	39.2	26.4
Prepaid expenses and other current assets	26.4	25.0	23.8

Total current assets	565.8	588.8	547.8
Property, equipment and leasehold improvements, net	304.6	307.7	297.5
Goodwill, net	11.8	—	11.8
Other assets	12.4	10.0	12.3

Total assets	$894.6	$906.5	$869.4

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$171.1	$178.5	$145.3
Accrued expenses	93.1	70.8	97.1

Total current liabilities	264.2	249.3	242.4
Long-term debt	100.0	159.0	100.0
Long-term deferred income taxes	—	14.5	—
Lease obligations and other long-term liabilities	91.3	84.0	87.0
Shareholders’ equity	439.1	399.7	440.0

Total liabilities and shareholders’ equity	$894.6	$906.5	$869.4